SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule TO

Tender Offer Statement under Section
14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

THE PROGRESSIVE CORPORATION

(Name of Issuer)

THE PROGRESSIVE CORPORATION (Issuer)

(Name of Filing Person (Identifying Status as Offeror, Issuer or Other Person))

Common Shares, $1.00 Par Value
(Title of Class of Securities)

0743315103
(CUSIP Number of Class of Securities)

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
(440) 461-5000

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of Filing Persons)

Copy to:
John M. Gherlein, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114
(216) 621-0200

CALCULATION OF FILING FEE
SCHEDULE TO
Item 1. Summary Term Sheet.
Item 2. Subject Company Information.
Item 3. Identity and Background of Filing Person.
Item 4. Terms of the Transaction.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
Item 6. Purposes of the Transaction and Plans or Proposals.
Item 7. Source and Amount of Funds or Other Consideration.
Item 8. Interest in Securities of the Subject Company.
Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
Item 10. Financial Statements.
Item 11. Additional Information.
Item 12. Exhibits.
Item 13. Information Required by Schedule 13E-3
SIGNATURE
EXHIBIT INDEX
EX-99(A)(1)(I) Offer to Purchase
EX-99(A)(1)(II) Letter of Transmittal
EX-99(A)(1)(III) Notice of Guaranteed Delivery
EX-99(A)(1)(IV) Letter to Clients
EX-99(A)(1)(V) Letter to Brokers
EX-99(A)(1)(VI) Letter to Shareholders
EX-99(A)(1)(VII) Notice to Employees Eligible to Participate
EX-99(A)(1)(VIII) Notice to Holders of Vested Stock Options
EX-99(A)(5)(I) Form of Summary Advertisement
EX-99(D)(5) 1989 Incentive Plan
EX-99(D)(25) Executive Deferred Compensation Trust
EX-99(D)(26) Amendment to Executive Deferred Compensation Trust

CALCULATION OF FILING FEE

Amount of
Transaction Valuation*	Filing Fee**

$1,886,676,176	$239,041.87

*	Calculated solely for the purpose of determining the amount of the filing fee. This amount is based upon the purchase of 21,439,502 outstanding Common Shares, $1.00 par value, at the maximum tender offer price of $88.00 per share.
**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Advisory #7 for Fiscal Year 2004 issued by the Securities and Exchange Commission, equals $126.70 per million of the value of the transaction.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Form of Registration No.:	N/A N/A	Filing Party: Date Filed:	N/A N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ third-party tender offer subject to Rule 14d-1
☑ issuer tender offer subject to Rule 13e-4
☐ going-private transaction subject to Rule 13e-3
☐ amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

SCHEDULE TO

     This Tender Offer Statement on Schedule TO relates to the offer by The Progressive Corporation, an Ohio corporation (the “Company”), to purchase up to 17,100,000 of its common shares, $1.00 par value, (subject to its right to purchase up to an additional 2% of its outstanding shares) or such lesser number of common shares as is properly tendered and not properly withdrawn, at a purchase price not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 14, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”), copies of which are attached to this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”). The information contained in the Offer is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below. This Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended.

Item 1. Summary Term Sheet.

     The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2. Subject Company Information.

     (a) The name of the issuer is The Progressive Corporation. The address and telephone number of the Company is set forth under Item 3.

     (b) The information set forth under “Introduction” in the Offer to Purchase is incorporated herein by reference.

     (c) The information set forth in the Offer to Purchase under Section 8 (“Price Range of Shares; Dividends”) is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

     (a) The Progressive Corporation is the filing person. The address of the Company’s principal executive office is 6300 Wilson Mills Road, Mayfield Village, Ohio 44143. The Company’s telephone number is (440) 461-5000. The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 4. Terms of the Transaction.

     (a) The following information set forth in the Offer to Purchase is incorporated herein by reference:

•	Summary Term Sheet;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditional Tender of Shares”);

•	Section 7 (“Conditions to the Tender Offer”);

•	Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 13 (“United States Federal Income Tax Consequences”); and

•	Section 14 (“Extension of the Tender Offer; Termination; Amendment”).

     (b) The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

     (e) The information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

     (a), (b) and (c) The information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) in the Offer to Purchase is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

     (a) The information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase is incorporated herein by reference.

     (b) Not applicable.

     (d) Not applicable.

Item 8. Interest in Securities of the Subject Company.

     (a) and (b) The information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

     (a) The information set forth under Section 15 (“Fees and Expenses”) in the Offer to Purchase is incorporated herein by reference.

Item 10. Financial Statements.

     (a) Not applicable.

     (b) Not applicable.

Item 11. Additional Information.

     (a) The information set forth under Section 10 (“Certain Information Concerning Us”), Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase is incorporated herein by reference.

     (b) The information set forth in the Offer to Purchase and in the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(i) and (a)(1)(ii) respectively hereto, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12. Exhibits.

Exhibit Number	Description
(a)(1)(i)	Offer to Purchase dated September 14, 2004.

(a)(1)(ii)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

Exhibit Number	Description
(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated September 14, 2004.

(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated September 14, 2004.

(a)(1)(vi)	Letter to Shareholders dated September 14, 2004.

(a)(1)(vii)	Notice to Employees Eligible to Participate in The Progressive Retirement Security Program dated September 14, 2004.

(a)(1)(viii)	Notice to Holders of Vested Stock Options dated September 14, 2004.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Form of summary advertisement dated September 14, 2004.

(a)(5)(ii)	Press Release dated September 13, 2004.*

(a)(5)(iii)	Communication to Employees dated September 13, 2004.*

(b)	None.

(d)(1)	The Progressive Corporation 2004 Gainsharing Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(F) therein).

(d)(2)	2004 Progressive Capital Management Bonus Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(H) therein).

(d)(3)	The Progressive Corporation 2004 Executive Bonus Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(J) therein).

Exhibit Number	Description
(d)(4)	The Progressive Corporation 2004 Information Technology Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(K) therein).

(d)(5)	The Progressive Corporation 1989 Incentive Plan (amended and restated as April 24, 1992, as further amended July 1, 1992 and February 5, 1993).

(d)(6)	Form of Non-Qualified Stock Option Agreement under The Progressive Corporation 1989 Incentive Plan (single award), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001;
Exhibit 10(R) therein).

(d)(7)	Form of Non-Qualified Stock Option Agreement under The Progressive Corporation 1989 Incentive Plan (multiple awards), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(S) therein).

(d)(8)	The Progressive Corporation 1995 Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 30, 2000; Exhibit 10(P) therein).

(d)(9)	Form of Non-Qualified Stock Option Agreement under The Progressive Corporation 1995 Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 14, 2003; Exhibit 10(M) therein).

(d)(10)	Form of Objective-Based (now known as Performance-Based) Non-Qualified Stock Option Agreement under The Progressive Corporation 1995 Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(T) therein).

(d)(11)	The Progressive Corporation 2003 Incentive Plan, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104646 (filed with SEC on April 21, 2003; Exhibit 4(a) therein).

(d)(12)	Form of The Progressive Corporation 2003 Incentive Plan Restricted Stock Award Agreement (Time-Based Award), incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104646 (filed with SEC on April 21, 2003; Exhibit 4(b) therein).

(d)(13)	Form of The Progressive Corporation 2003 Incentive Plan Restricted Stock Award Agreement (Performance-Based Award), incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104646 (filed with SEC on April 21, 2003; Exhibit 4(c) therein).

(d)(14)	The Progressive Corporation 2003 Directors Equity Incentive Plan, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104653 (filed with SEC on April 21, 2003; Exhibit 4(a) therein).

(d)(15)	Amendment No. 1 to The Progressive Corporation 2003 Directors Equity Incentive Plan incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(V) therein).

Exhibit Number	Description
(d)(16)	Form of The Progressive Corporation 2003 Directors Equity Incentive Plan Restricted Stock Award Agreement, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104653 (filed with SEC on April 21, 2003; Exhibit 4(b) therein).

(d)(17)	The Progressive Corporation Executive Deferred Compensation Plan (2003 Amendment and Restatement), incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(A) therein).

(d)(18)	First Amendment to The Progressive Corporation Executive Deferred Compensation Plan (2003 Amendment and Restatement), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(Y) therein).

(d)(19)	Second Amendment to The Progressive Corporation Executive Deferred Compensation Plan (2003 Amendment and Restatement), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(Z) therein).

(d)(20)	The Progressive Corporation Executive Deferred Compensation Plan Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AA) therein).

(d)(21)	The Progressive Corporation Executive Deferred Compensation Plan Performance-Based Restricted Stock Deferral Agreement (for 2003), incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit (10(B) therein).

(d)(22)	The Progressive Corporation Executive Deferred Compensation Plan Performance-Based Restricted Stock Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AC) therein).

(d)(23)	The Progressive Corporation Executive Deferred Compensation Plan Time-Based Restricted Stock Deferral Agreement, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(C) therein).

(d)(24)	The Progressive Corporation Executive Deferred Compensation Plan Time-Based Restricted Stock Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AE) therein).

(d)(25)	The Progressive Corporation Executive Deferred Compensation Trust (November 8, 2002 Amendment and Restatement).

(d)(26)	First Amendment to Trust Agreement between Fidelity Management Trust Company and the Company.

(d)(27)	The Progressive Corporation Directors Deferral Plan (Amendment and Restatement), as further amended on October 25, 1996, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(I) therein).

(d)(28)	The Progressive Corporation Directors Restricted Stock Deferral Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AH) therein).

Exhibit Number	Description
(d)(29)	The Progressive Corporation Directors Restricted Stock Deferral Plan Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AI) therein).

(d)(30)	The Progressive Corporation 1990 Directors’ Stock Option Plan (Amended and Restated as of April 24, 1992 and as further amended on July 1, 1992), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 14, 2003; Exhibit 10(T) therein).

(d)(31)	The Progressive Corporation 1998 Directors’ Stock Option Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 14, 2003; Exhibit 10(U) therein).

(d)(32)	The Progressive Corporation Executive Separation Allowance Plan, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(I) therein).

(d)(33)	Agreement dated May 16, 2001 between The Progressive Corporation and Glenn Renwick, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 13, 2001; Exhibit 10(A) therein).

(d)(34)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and W. Thomas Forrester, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(A) therein).

(d)(35)	Amendment to Employment Agreement between The Progressive Corporation and W. Thomas Forrester, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(A) therein).

(d)(36)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Brian J. Passell, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(B) therein).

(d)(37)	Amendment to Employment Agreement between The Progressive Corporation and Brian J. Passell, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(B).

(d)(38)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Charles E. Jarrett, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(C) therein).

(d)(39)	Amendment to Employment Agreement between The Progressive Corporation and Charles E. Jarrett, incorporated by reference to the Company’s Quarterly Report on form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(C) therein).

(d)(40)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Glenn M. Renwick, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(D) therein).

Exhibit Number	Description
(d)(41)	Amendment to Employment Agreement between The Progressive Corporation and Glenn M. Renwick, incorporated by reference to the Company’s Quarterly Report on form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(D) therein).

(d)(42)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Richard H. Watts, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(E) therein).

(d)(43)	Amendment to Employment Agreement between The Progressive Corporation and Richard H. Watts, incorporated by reference to the Company’s Quarterly Report on form 10-Q (filed with SEC on August 14, 2003, Exhibit 10(E) therein).

(d)(44)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Raymond M. Voelker, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(F) therein).

(d)(45)	Amendment to Employment Agreement between The Progressive Corporation and Raymond M. Voelker, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(F) therein).

(d)(46)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Robert T. Williams, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(G) therein).

(d)(47)	Amendment to Employment Agreement between The Progressive Corporation and Robert T. Williams, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003, Exhibit 10(G) therein).

(d)(48)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Alan R. Bauer, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(H) therein).

(d)(49)	Amendment to Employment Agreement between The Progressive Corporation and Alan R. Bauer, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(H) therein).

(d)(50)	Employment Agreement dated April 21, 2003 between The Progressive Corporation and S. Patricia Griffith, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(I) therein).

(d)(51)	Employment Agreement dated April 21, 2003 between The Progressive Corporation and William M. Cody, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(J) therein).

(g)	Not applicable.

Exhibit Number	Description
(h)	Not applicable.

*	Previously filed

Item 13. Information Required by Schedule 13E-3

     Not applicable.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

The Progressive Corporation
By:	/s/ Charles E. Jarrett
	Name:	Charles E. Jarrett
	Title:	Vice President, Secretary and Chief Legal Officer

Dated: September 14, 2004

EXHIBIT INDEX

Exhibit Number	Description
(a)(1)(i)	Offer to Purchase dated September 14, 2004.

(a)(1)(ii)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated September 14, 2004.

(a)(1)(v)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated September 14, 2004.

(a)(1)(vi)	Letter to Shareholders dated September 14, 2004.

(a)(1)(vii)	Notice to Employees Eligible to Participate in The Progressive Retirement Security Program dated September 14, 2004.

(a)(1)(viii)	Notice to Holders of Vested Stock Options dated September 14, 2004.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Form of summary advertisement dated September 14, 2004.

(a)(5)(ii)	Press Release dated September 13, 2004.*

(a)(5)(iii)	Communication to Employees dated September 13, 2004.*

(b)	None.

(d)(1)	The Progressive Corporation 2004 Gainsharing Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(F) therein).

(d)(2)	2004 Progressive Capital Management Bonus Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(H) therein).

Exhibit Number	Description
(d)(3)	The Progressive Corporation 2004 Executive Bonus Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(J) therein).

(d)(4)	The Progressive Corporation 2004 Information Technology Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(K) therein).

(d)(5)	The Progressive Corporation 1989 Incentive Plan (amended and restated as of April 24, 1992, as further amended on July 1, 1992 and February 5, 1993).

(d)(6)	Form of Non-Qualified Stock Option Agreement under The Progressive Corporation 1989 Incentive Plan (single award), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(R) therein).

(d)(7)	Form of Non-Qualified Stock Option Agreement under The Progressive Corporation 1989 Incentive Plan (multiple awards), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(S) therein).

(d)(8)	The Progressive Corporation 1995 Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 30, 2000; Exhibit 10(P) therein).

(d)(9)	Form of Non-Qualified Stock Option Agreement under The Progressive Corporation 1995 Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 14, 2003; Exhibit 10(M) therein).

(d)(10)	Form of Objective-Based (now known as Performance-Based) Non-Qualified Stock Option Agreement under The Progressive Corporation 1995 Incentive Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(T) therein).

(d)(11)	The Progressive Corporation 2003 Incentive Plan, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104646 (filed with SEC on April 21, 2003; Exhibit 4(a) therein).

(d)(12)	Form of The Progressive Corporation 2003 Incentive Plan Restricted Stock Award Agreement (Time-Based Award), incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104646 (filed with SEC on April 21, 2003; Exhibit 4(b) therein).

(d)(13)	Form of The Progressive Corporation 2003 Incentive Plan Restricted Stock Award Agreement (Performance-Based Award), incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104646 (filed with SEC on April 21, 2003; Exhibit 4(c) therein).

Exhibit Number	Description
(d)(14)	The Progressive Corporation 2003 Directors Equity Incentive Plan, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104653 (filed with SEC on April 21, 2003; Exhibit 4(a) therein).

(d)(15)	Amendment No. 1 to The Progressive Corporation 2003 Directors Equity Incentive Plan incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(V) therein).

(d)(16)	Form of The Progressive Corporation 2003 Directors Equity Incentive Plan Restricted Stock Award Agreement, incorporated by reference to the Company’s Registration Statement on Form S-8 No. 333-104653 (filed with SEC on April 21, 2003; Exhibit 4(b) therein).

(d)(17)	The Progressive Corporation Executive Deferred Compensation Plan (2003 Amendment and Restatement), incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(A) therein).

(d)(18)	First Amendment to The Progressive Corporation Executive Deferred Compensation Plan (2003 Amendment and Restatement), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(Y) therein).

(d)(19)	Second Amendment to The Progressive Corporation Executive Deferred Compensation Plan (2003 Amendment and Restatement), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(Z) therein).

(d)(20)	The Progressive Corporation Executive Deferred Compensation Plan Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AA) therein).

(d)(21)	The Progressive Corporation Executive Deferred Compensation Plan Performance-Based Restricted Stock Deferral Agreement (for 2003), incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit (10(B) therein).

(d)(22)	The Progressive Corporation Executive Deferred Compensation Plan Performance-Based Restricted Stock Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AC) therein).

(d)(23)	The Progressive Corporation Executive Deferred Compensation Plan Time-Based Restricted Stock Deferral Agreement, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(C) therein).

(d)(24)	The Progressive Corporation Executive Deferred Compensation Plan Time-Based Restricted Stock Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AE) therein).

(d)(25)	The Progressive Corporation Executive Deferred Compensation Trust (November 8, 2002 Amendment and Restatement).

(d)(26)	First Amendment to Trust Agreement between Fidelity Management Trust Company and the Company.

Exhibit Number	Description
(d)(27)	The Progressive Corporation Directors Deferral Plan (Amendment and Restatement), as further amended on October 25, 1996, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 29, 2001; Exhibit 10(I) therein).

(d)(28)	The Progressive Corporation Directors Restricted Stock Deferral Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AH) therein).

(d)(29)	The Progressive Corporation Directors Restricted Stock Deferral Plan Deferral Agreement, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with the SEC on March 4, 2004; Exhibit 10(AI) therein).

(d)(30)	The Progressive Corporation 1990 Directors’ Stock Option Plan (Amended and Restated as of April 24, 1992 and as further amended on July 1, 1992), incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 14, 2003; Exhibit 10(T) therein).

(d)(31)	The Progressive Corporation 1998 Directors’ Stock Option Plan, incorporated by reference to the Company’s Annual Report on Form 10-K (filed with SEC on March 14, 2003; Exhibit 10(U) therein).

(d)(32)	The Progressive Corporation Executive Separation Allowance Plan, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(I) therein).

(d)(33)	Agreement dated May 16, 2001 between The Progressive Corporation and Glenn Renwick, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 13, 2001; Exhibit 10(A) therein).

(d)(34)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and W. Thomas Forrester, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(A) therein).

(d)(35)	Amendment to Employment Agreement between The Progressive Corporation and W. Thomas Forrester, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(A) therein).

(d)(36)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Brian J. Passell, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(B) therein).

(d)(37)	Amendment to Employment Agreement between The Progressive Corporation and Brian J. Passell, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(B).

(d)(38)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Charles E. Jarrett, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(C) therein).

Exhibit Number	Description
(d)(39)	Amendment to Employment Agreement between The Progressive Corporation and Charles E. Jarrett, incorporated by reference to the Company’s Quarterly Report on form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(C) therein).

(d)(40)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Glenn M. Renwick, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(D) therein).

(d)(41)	Amendment to Employment Agreement between The Progressive Corporation and Glenn M. Renwick, incorporated by reference to the Company’s Quarterly Report on form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(D) therein).

(d)(42)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Richard H. Watts, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(E) therein).

(d)(43)	Amendment to Employment Agreement between The Progressive Corporation and Richard H. Watts, incorporated by reference to the Company’s Quarterly Report on form 10-Q (filed with SEC on August 14, 2003, Exhibit 10(E) therein).

(d)(44)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Raymond M. Voelker, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(F) therein).

(d)(45)	Amendment to Employment Agreement between The Progressive Corporation and Raymond M. Voelker, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(F) therein).

(d)(46)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Robert T. Williams, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(G) therein).

(d)(47)	Amendment to Employment Agreement between The Progressive Corporation and Robert T. Williams, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003, Exhibit 10(G) therein).

(d)(48)	Employment Agreement dated August 24, 2001 between The Progressive Corporation and Alan R. Bauer, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on November 5, 2001; Exhibit 10(H) therein).

(d)(49)	Amendment to Employment Agreement between The Progressive Corporation and Alan R. Bauer, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on August 14, 2003; Exhibit 10(H) therein).

(d)(50)	Employment Agreement dated April 21, 2003 between The Progressive Corporation and S. Patricia Griffith, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(I) therein).

(d)(51)	Employment Agreement dated April 21, 2003 between The Progressive Corporation and William M. Cody, incorporated by reference to the Company’s Quarterly Report on Form 10-Q (filed with SEC on May 12, 2003; Exhibit 10(J) therein).

Exhibit Number	Description
(g)	Not applicable.

(h)	Not applicable.

*	Previously filed